UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) February 21, 2008
COINSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	No.)	Identification No.)
1800 – 114th Avenue SE
BELLEVUE, WA 98004
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (425) 943-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On February 21, 2008, David W. Cole, the Chief Executive Officer and a member of the Board of Directors of Coinstar, Inc., adopted a stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Coinstar’s insider trading policy. The sales plan, which becomes effective on March 6, 2008 and terminates on February 21, 2009, provides for the sale of shares of common stock that he plans to acquire upon exercise of outstanding employee stock options, as detailed in the table below. Sales executed under this plan will be reported on Forms 4 as required under Section 16 of the Exchange Act.

Number of Shares to Acquire by	Number of Option Shares to be
Option Exercise (“Option Shares”)	Sold Upon Exercise	Trigger Price
20,000	20,000	$35.00
20,000	20,000	$38.00
18,149	18,149	$40.00
20,000	20,000	$41.00
30,000	30,000	$42.00
30,000	30,000	$43.00
30,000	30,000	$44.00
30,000	30,000	$45.00
30,000	30,000	$46.00
30,000	30,000	$46.50
20,000	20,000	$47.00
27,776	27,776	$47.50
20,000	20,000	$48.00
17,500	17,500	$48.50
20,000	20,000	$49.00
30,525	30,525	$50.00
Mr. Cole entered into the sales plan in order to diversify his investment portfolio having recently reached the age of 60. Rule 10b5-1 permits the implementation of a written prearranged plan entered into at a time when the insider is not aware of any material nonpublic information and allows the insider to trade on a regularly scheduled basis as specified in the plan regardless of any material nonpublic information later received by the insider. The shares subject to this sales plan constitute approximately two-thirds of the Coinstar shares, including shares subject to issuance upon exercise of options, currently held by Mr. Cole.
Except as required by law, Coinstar does not undertake to report modifications to or a termination of this trading plan, or the establishment of future trading plans by this officer or other officers or directors of Coinstar.
In accordance with general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.
	By:	/s/ Brian V. Turner
Date: February 28, 2008		Brian V. Turner Chief Financial Officer

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